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                                  Exhibit 5.1

     RE:  OSAGE SYSTEMS GROUP, INC.
          REGISTRATION STATEMENT ON FORM SB-2
          FILE NO.: 333-49029

Gentlemen:

     We have acted as special securities counsel to Osage Systems Group, Inc., a Delaware corporation (the "Company"), in connection with the registration of certain securities of the Company under the Securities Act of 1933, as amended (the "Act"). In that regard, we have reviewed the Company's Registration Statement on Form SB-2 as filed under the Act by the Company with the Securities and Exchange Commission (the "Commission") on March 31, 1998, and Amendment No. 1 to the Company's Registration Statement as filed with the
Commission on May    , 1998 (collectively, the "Registration Statement"). The
Registration Statement has been filed for the purposes of registering for resale 4,351,982 shares of Common Stock offered by certain Selling Security Holders.

     In rendering this opinion, we have examined originals or copies certified or otherwise identified to our satisfaction as being true copies of the Registration Statement, the Certificate of Incorporation, as amended, of the Company, the By-Laws of the Company, minutes of meetings of the Board of Directors of the Company, and such other documents as we have deemed relevant and necessary as a basis for this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents. As to our opinion expressed in paragraph 1 below, we have relied upon a Certificate from the Secretary of State of Delaware as to the good standing of the Company. Capitalized terms used in the context of the following opinion shall have the same meaning ascribed thereto within the Registration Statement.

     We are admitted to the Bar of the Commonwealth of Pennsylvania and express no opinion as to the laws of any other jurisdiction, except Delaware corporate law.

     Based upon the foregoing, we are of the opinion that:

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     1.   The Company is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware, with corporate power to conduct the business which it conducts as described in the Registration Statement.

     2. The Company has an authorized capitalization of 10,000,000 shares of Common Stock, $.01 par value, and 1,000 shares of Preferred Stock, $.01 par value (the terms of which Preferred Stock may be established by the Company's Board of Directors) (collectively, the "Shares").

     3. The Shares to be offered by the Selling Security Holders have been duly authorized by the Company and are validly issued, fully paid and non-assessable.

     This firm consents to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement.

                                   Very truly yours,

                                   BUCHANAN INGERSOLL PROFESSIONAL
                                   CORPORATION


                                   By: /s/ Stephen M. Cohen
                                       -------------------------------------
                                       Stephen M. Cohen